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                                                            EXHIBIT 5.1
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      [LETTERHEAD OF GUNSTER, YOAKLEY, VALDES-FAULI & STEWART, P.A. HERE]

                                                    Our File Number: 17213.00001
                                     Writer's Direct Dial Number: (561) 655-1980


                               October 20, 1997

Septima Enterprises, Inc.
600 Sandtree Drive, Suite 212
Lake Park, Florida  33403

Ladies and Gentlemen:

     We have acted as legal counsel for Septima Enterprises, Inc. (the "Company"), a corporation organized under the laws of the State of Colorado, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about October 20, 1997, in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of up to 867,000 shares of Common Stock, no par value per share (the "Common Stock"), issuable pursuant to options granted under (i) that certain Agreement, dated as of August 7, 1997 (the "Agreement"), by and between First American Financial Group and the Company, and (ii) certain Septima Enterprises, Inc. Stock Option Agreements, as amended, by and between each of Ronald D. Baker, Louis S. Camilli, Ronald J. Costello, Charlotte Darling, Roy H. Davidson, Darryl
J. Dillenback, Malcolm Petree, Francisco Urrea, Jr., Thomas A. Urrea, and Lillian Werntz and the Company (each, an "Option Agreement").

     As legal counsel for the Company, we have examined the corporate proceedings relating to the Registration Statement, the Agreement and the Option Agreements and such other legal matters as we deemed appropriate for the purposes of rendering this opinion.

     We have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have assumed that all signatories were and are legally competent to execute and deliver the documents executed by each of them.

     Based upon and subject to the foregoing, and in reliance thereon, and subject to the qualifications hereinafter expressed, we are of the opinion that the shares of Common Stock to be issued upon exercise of options granted under the Agreement and/or each of the Option Agreements have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Agreement and/or each such Option Agreement, will be validly issued, fully paid, and nonassessable.
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     We are members of the Bar of the State of Florida and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the State of Florida and the Colorado Business Corporation Act (without reference to the choice-of-law or conflict-of-law provisions, principles or decisions under Florida law, or under any other state, federal or foreign law), and we have assumed compliance with all other laws, including, without limitation, federal, foreign and other states' laws.

     Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering our opinion letter, we do not undertake to advise you of any changes in such laws or facts which may occur or come to our attention after the date hereof.

     We hereby consent to the inclusion of this opinion letter as part of the Registration Statement. The foregoing opinions are furnished to you at your request, are solely for your benefit and may not be relied upon by any other party without the prior written consent of a shareholder of this law firm.

                                    Very truly yours,

                                    /s/ GUNSTER, YOAKLEY, VALDES-
                                         FAULI & STEWART, P.A.

                                    GUNSTER, YOAKLEY, VALDES-FAULI
                                       & STEWART, P.A.